Exhibit 4

KPMG LLP	Telephone	(416) 777-8500
Chartered Accountants	Fax	(416) 777-8818
Suite 3300 Commerce Court West	Internet	www.kpmg.ca
PO Box 31 Stn Commerce Court
Toronto ON M5L 1B2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Aber Diamond Corporation

We consent to the inclusion in this annual report on Form 40-F of:

•                 our auditors’ report dated April 17, 2007 on the consolidated balance sheets of Aber Diamond Corporation (“the Company”) as at January 31, 2007 and 2006, and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the two-year period ended January 31, 2007; and

•                 our Report on Internal Control over Financial Reporting dated April 17, 2007 on management’s assessment of the effectiveness internal control over financial reporting as of January 31, 2007 and the effectiveness of internal control over financial reporting as of January 31, 2007.

each of which is contained in this annual report on Form 40-F of the Company for the fiscal year ended January 31, 2007.

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

April 17, 2007

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.